                                                               EXHIBIT H.1

   SCHEDULE OF ESTIMATED FEES, COMMISSIONS AND EXPENSES
                             CL&P


   Securities and Exchange Commission Filing Fee       $2,000

   Legal Fees
      Counsel to the Purchaser and Agent               65,000
      Counsel to the Applicants                        50,000

   Northeast Utilities Service Company                 53,000
   (Financial, Accounting, Legal and Other Fees
   and Services)

   Total Estimate of Fees, Commissions and Expenses  $170,000*



   * It is estimated that approximately $60,000 will be related to the set up of CRC.